Exhibit 99.1

News Release

Oncobiologics Appoints Randy Thurman to Board of Directors

Cranbury, NJ – April 17, 2018 — Oncobiologics, Inc. (NASDAQ: ONS) today announced the appointment of Randy Thurman to its board of directors, effective April 13, 2018. At the same time, Oncobiologics also announced the resignation of Scott Canute as director and member of the board of director’s Nominating and Corporate Governance Committee and as Chairman of the Compensation Committee. Mr. Thurman was also appointed to fill Mr. Canute’s roles on such board committees.

In addition, Oncobiologics announced the resignation of Claudio Albrecht as director and member of the board of director’s Nominating and Corporate Governance Committee. Mr. Yezan Haddadin was nominated by GMS Tenshi Holdings Pte. Limited to rejoin the board and fill the vacancy created by Mr. Albrecht’s departure. In connection, the board appointed Mr. Haddadin to fill the vacancy on the board, and to replace Mr. Albrecht as a member of the board of director’s Nominating and Corporate Governance Committee.

“I’m very pleased that Mr. Randy Thurman is joining our board of directors,” said Oncobiologics’ Chairman & CEO Dr. Pankaj Mohan. “Randy is an experienced and well respected life sciences industry executive and public company director with a track record of building businesses and creating shareholder value through product development, strategic marketing and M&A. His broad expertise in building successful companies will be a great benefit to us.”

Mr. Thurman is currently a senior advisor at BC Partners, a private equity firm, and is also currently a member of the Board of Directors at Allscripts, Inc. and Zest Dental, Inc. In the span of his career, Mr. Thurman has previously been the President of both Rorer and Rhone-Polenc Rorer Pharmaceuticals, CEO of Corning Life Sciences, and Chairman and CEO of VIASYS Healthcare, Inc., as well as a member of the board for over 15 public and private companies.

“While we are excited to add Randy Thurman to our board, we are sad to see Scott Canute and Claudio Albrecht leaving,” Dr. Mohan continued. “Scott has been a supporter and a member of our board for many years and he will be missed. It is unfortunate that both Scott and Claudio were beset with too many demands on their time to continue on our board. However, I am happy to see that Yezan Haddadin has been selected to rejoin the board as one of the GMS Tenshi designees.”

About Oncobiologics, Inc. and its BioSymphony™ Platform

Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex biosimilar therapeutics. Its current focus is on technically challenging and commercially attractive monoclonal antibodies (mAbs) in the disease areas of immunology and oncology. Oncobiologics is advancing its pipeline of biosimilar products, two of which are currently in clinical development. Led by a team of biopharmaceutical experts, Oncobiologics operates from an in-house state-of-the-art fully integrated research and development, and manufacturing facility in Cranbury, New Jersey. Oncobiologics employs its BioSymphony™ Platform to address the challenges of biosimilar development and commercialization by developing high quality mAb biosimilars in an efficient and cost-effective manner on an accelerated timeline. For more information, please visit www.oncobiologics.com.

CONTACTS:

Oncobiologics:	Lawrence A. Kenyon
Chief Financial Officer
LawrenceKenyon@oncobiologics.com

Media & Investors:	Alex Fudukidis
Russo Partners, LLC
alex.fudukidis@russopartnersllc.com